FOR IMMEDIATE RELEASE

TWO DIRECTORS RESIGN FROM ROCKY MOUNTAIN FUDGE COMPANY BOARD

Salt Lake City, Utah - April 20, 2007 - Rocky Mountain Fudge Company, Inc. (OTC BB: RMFD.OB), announced today the resignation of two directors, Ronald Moulton and Vallerie Moulton, effective April 16, 2007. Ronald Moulton also resigned as President and CEO and Vallerie Moulton resigned as Secretary. Both directors stated personal reasons for their resignations and that they wanted to have more free time to enjoy their semi-retirement. They also indicated that they would remain involved in the Company’s business on a consulting basis. Accordingly, the Company announced that it has entered into consulting agreements with each of the resigning directors, who will act in an advisory capacity in connection with the production and marketing of the Company’s fudge and related candy products.

The remaining director, Steven D. Moulton, will remain as Vice President and will conduct a search to find qualified candidates to fill the vacancies on the Board.

About Rocky Mountain Fudge Company, Inc.

Rocky Mountain Fudge Company, Inc., is engaged in the manufacturing and marketing of fudge and other candy products on a seasonal basis. The Company's candies are sold to retail consumers in northern Utah and surrounding areas. All of the Company's products are made using proprietary recipes contributed to the Company by its co-founder, Vallerie Moulton.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in the Company’s most recent filings with the Securities and Exchange Commission. The Company’s actual results could differ materially from such forward-looking statements. We assume no duty to update these statements at any future date.